UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION        SEC FILE NUMBER
                             Washington, D.C. 20549               0-14900

                                   FORM 12b-25                   CUSIP NUMBER
                                                                 69364C108

                           NOTIFICATION OF LATE FILING





(Check One):[X]Form 10-K  [ ]Form 20-F  [ ]Form 11-K  [ ]Form 10-Q [ ]Form N-SAR

               For Period Ended:  October 28, 1995
               [ ] Transition  Report on  Form  10-K
               [ ] Transition  Report  on  Form  20-F
               [ ] Transition Report on Form 11-K
               [ ] Transition Report on Form 10-Q
               [ ] Transition Report on Form N-SAR For the
                   Transition Period Ended:

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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

NOTHING  IN THIS  FORM  SHALL BE  CONSTRUED  TO IMPLY  THAT THE  COMMISSION  HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

PSS, Inc.
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Full Name of Registrant

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Former Name if Applicable

1511 Sixth Avenue
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Address of Principal Executive Office (Street and Number)

Seattle, Washington   98101
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City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          a The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          b The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof,
  [X] will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          c The accountant's statement or other exhibit required by Rule 12-b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
             SEE ATTACHMENT A

                                               (Attach Extra Sheets if Needed)

PART IV -- OTHER INFORMATION
     (1) Name and telephone number of person to contact in regard to this notification

          James M. Lieb                    908              390-9400
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             (Name)                       (Area Code)        (Telephone Number)


     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s)
                                                              [ X] Yes   [  ] No

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     (3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                              [  ] Yes   [ X] No

          If  so,  attach  an  explanation  of  the  anticipated   change,  both
          narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of results cannot be made.

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                                    PSS, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date January 26, 1996                              By  /s/ James M. Lieb
     -------------------                              ------------------------
                                                      James M. Lieb, Director

ATTACHMENT A

Form 12b-25

PART III - NARRATIVE


Form 10-K for the Registrant cannot be filed within the prescribed time period because the Registrant has elected to prepare its financial statements for the year ended October 28, 1995 utilizing the liquidation basis of accounting, and due to a lack of in-house accounting staff, the Registrant is unable to have these financial statements prepared and reviewed by its independent public accountant during the prescribed time period.